Exhibit 10.11

Execution Copy

Bank of America, N.A. c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, NY 10036

DATE:	December 9, 2016

TO:	Teradyne, Inc.
600 Riverpark Drive
North Reading, MA 01864
ATTENTION:	Michael Callahan
EMAIL:	Michael.callahan@teradyne.com
TELEPHONE:	(978) 370-3546

FROM:	Bank of America, N.A.
TELEPHONE:	646-855-0711
FACSIMILE:	646-822-5618

SUBJECT:	Additional Bond Hedge Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“Dealer”) and Teradyne, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions as published by ISDA. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated on or about December 12, 2016 between Counterparty and Wilmington Trust, National Association, as trustee (as may be amended, modified or supplemented from time to time, but only if such amendment, modification or supplement is consented to by Dealer in writing, the “Indenture”) relating to USD 400,000,000 principal amount of 1.25% senior unsecured convertible notes due 2023 (the “Convertible Notes”) issued by Counterparty. In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. References herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. Subject to the foregoing, the parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation, together with the Agreement as defined below, evidence a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as if Dealer and Counterparty had executed an agreement (the

“Agreement”) in such form (without any Schedule except for the elections set forth in this Confirmation and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Issuer with a “Threshold Amount” of USD 20.0 million and to Dealer with a “Threshold Amount” of 3% of the stockholders’ equity of Bank of America Corporation, in each case, as if (x) the phrase “, or becoming capable at such time of being declared,” were deleted from Section 5(a)(vi)(1) of the Agreement, (y) the term “Specified Indebtedness” had the meaning specified in Section 14 of the Agreement, except that such term did not include obligations in respect of deposits received in the ordinary course of a party’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) on the Trade Date. In the event of any inconsistency among this Confirmation, the Equity Definitions or the Agreement, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 9, 2016.

Effective Date:	The closing date of the Convertible Notes issued pursuant to the Additional Notes (as defined in the Purchase Agreement (as defined below)) exercised on the date hereof.

Option Style:	Modified American, as described below under “Procedures for Exercise”.

Option Type:	Call.

Buyer:	Counterparty.

Seller:	Dealer.

Shares:	The common stock, par value USD 0.125 per share, of Counterparty (ticker symbol “TER”).

Number of Options:	60,000.

Option Entitlement:	As of any date, a number of Shares per Option equal to the Applicable Percentage multiplied by the Conversion Rate (as defined in the Indenture) as of such date (but without regard to any adjustments to the Conversion Rate pursuant to Section 10.03 or to Section 10.04(h) of the Indenture).

Strike Price:	As provided in Schedule A to this Confirmation.

Applicable Percentage:	30%.

Premium:	As provided in Schedule A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Calculation Agent:	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a request by Issuer, the Calculation Agent shall promptly (but in any event within five Scheduled Trading Days) provide to Issuer by email to the email address provided by Issuer in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or information with respect to which the Calculation Agent has an obligation to keep confidential under applicable law, regulation, policy or contract used by it for such determination or calculation.

Procedures for Exercise:

Conversion Dates:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Notes in denominations of USD 1,000 principal amount that are surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture, subject to “Notice of Exercise” below, but are not “Relevant Convertible Notes” under, and as defined in, the confirmation between the parties hereto regarding the Base Bond Hedge Transaction dated December 6, 2016 (the “Base Bond Hedge Transaction Confirmation”) (such Convertible Notes, the “Relevant Convertible Notes”); provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 10.10 of the Indenture. For the purposes of determining whether any Convertible Notes will be Relevant Convertible Notes hereunder or under the Base Bond Hedge Transaction Confirmation, Convertible Notes that are converted pursuant to the Indenture shall be allocated first to the Base Bond Hedge Transaction Confirmation until all Options thereunder are exercised or terminated.

Exercisable Options:	In respect of each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes in denominations of USD 1,000 principal amount surrendered for conversion on such Conversion Date in accordance with the terms of the Indenture, subject to “Notice of Exercise” below, but no greater than the Number of Options.

Free Convertibility Date:	September 15, 2023

Exercise Period:	The period from and including the Effective Date to and including the Expiration Date.

Expiration Date:	Notwithstanding anything to the contrary in section 3.1(f) of the Equity Definitions, “Expiration Date” shall mean the earlier of (x) the last day on which any Convertible Notes remain outstanding and (y) the second Scheduled Trading Day immediately preceding the “Maturity Date” (as defined in the Indenture).

Multiple Exercise:	Applicable, as provided under “Exercisable Options” above.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date, a number of Options equal to (i) the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion

Date under the Base Bond Hedge Transaction Confirmation shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice Deadline:	In respect of any exercise of any Conversion Date, the Scheduled Trading Day immediately preceding the scheduled first day of the Conversion Period for such Options; provided that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, the Notice Deadline is the Scheduled Trading Day immediately preceding the Expiration Date; provided, further, that notwithstanding the foregoing, any Notice of Exercise or Notice of Final Settlement Method (as defined below) and the related automatic exercise of the related Options shall be effective if given after the relevant Notice Deadline but prior to 5:00 p.m. (New York City time) on the fifth Scheduled Trading Day following the Notice Deadline and, in respect of any Options in respect of which such notice is delivered after the relevant Notice Deadline pursuant to this proviso, the Calculation Agent shall have the right to adjust the number of Shares and/or amount of cash deliverable by Dealer with respect to such Options in a commercially reasonable manner as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Exercisable Options” above, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing prior to 5:00 p.m., New York City time, on the Notice Deadline of (i) the aggregate principal amount of Convertible Notes as to which such Conversion Date has occurred (including, if applicable, whether all or any portion of the Convertible Notes relating to such Options are Convertible Notes as to which additional Shares would be added to the Conversion Rate pursuant to Section 10.03 of the Indenture (the “Make-Whole Convertible Notes”)), (ii) the scheduled first day of the applicable Conversion Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options and (iv) if the Relevant Settlement Method for such Options is not Net Share Settlement, Settlement in Shares or Settlement in Cash (each as defined below), the Specified Dollar Amount (as defined in the Indenture), and such notice shall also include the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below; provided that in respect of any Options relating to Relevant Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Relevant

Convertible Notes before 5:00 p.m., New York City time, on or prior to the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above, as well as the information, representations, acknowledgements and agreements required pursuant to “Settlement Method Election Conditions” below; provided further that any “Notice of Exercise” delivered to Dealer pursuant to the Base Bond Hedge Transaction Confirmation shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutadis mutandis, to this Confirmation.

Settlement Terms:

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Settlement Amount:	In respect of any Option, the aggregate of the number of Shares and/or amount of cash in USD for each Convertible Note in principal amount of USD 1,000 converted on such Conversion Date determined in accordance with the applicable Relevant Settlement Method.

Relevant Settlement Method:

In respect of any Option, subject to the Settlement Method Election Conditions:

(i) if Counterparty has elected or has been deemed to have elected to settle its conversion obligations in respect of the related Relevant Convertible Note (A) with “Physical Settlement” (as defined in the Indenture) pursuant to Section 10.02(b) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”); (B) with “Combination Settlement” (as defined in the Indenture) pursuant to Section 10.02(b) of the Indenture with a Specified Dollar Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”); or (C) with Combination Settlement pursuant to Section 10.02(b) of the Indenture with a Specified Dollar Amount equal to USD 1,000, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note with Combination Settlement pursuant to Section 10.02(b) of the Indenture with a Specified Dollar Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Relevant Convertible Note with “Cash Settlement” (as defined in the Indenture) pursuant to Section 10.02(b) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Settlement Method Election Conditions:

For any Relevant Settlement Method other than Net Share Settlement with a Specified Dollar Amount equal to USD 1,000, such Relevant Settlement Method shall apply to an Option only if the Notice of Exercise or Notice of Final Settlement Method for such Option, as applicable, contains:

(i) a representation that, on the date of such Notice of Exercise or Notice of Final Settlement Method, as applicable, Counterparty is not aware or in possession of any material non-public information with respect to Counterparty or the Shares;

(ii) a representation that Counterparty is electing the settlement method for the related Relevant Convertible Note and such Relevant Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii) a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction, other than any other Share Option Transactions entered into on the Trade Date with Dealer, an affiliate of Dealer, Barclays Bank PLC, Wells Fargo Bank, National Association or an affiliate thereof;

(iv) a representation that Counterparty is not electing the settlement method for the related Relevant Convertible Note and such Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act; and

(v) an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the related Relevant Convertible Note and such Relevant Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, an aggregate number of Shares (the “Net Share Settlement Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for each such Option of a number of Shares of each such Trading Day equal to (i) the Daily Option Value for such Trading Day, divided by (ii) the VWAP Price on such Trading Day, divided by (iii) the number of Trading Days in the applicable Conversion Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the settlement date for the Relevant Convertible Notes relating to such Option.

Dealer shall deliver to Counterparty cash in lieu of any fractional Shares as a result of rounding down to the nearest whole number the product of the Net Share Settlement Amount multiplied by the number of relevant Exercisable Options, determined based on the VWAP Price of the Shares for the last Trading Day of the applicable Conversion Period.

Combination Settlement:

If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Dealer will pay and/or deliver, as applicable, to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for such Option of an amount for each such Trading Day equal to (A) the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Dollar Amount minus USD 1,000 and (2) the Daily Option Value (such lesser amount, the “Daily Combination Settlement Cash Amount”), divided by (B) the number of Trading Days in the applicable Conversion Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Trading Day, the Daily Combination Settlement Cash Amount for such Trading Day shall be deemed to be zero; and

(ii) an aggregate number of Shares (the “Combination Settlement Share Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for such Option of a number of Shares for each such Trading Day (the “Daily Combination Settlement Share Amount”) equal to (A) the Daily Option Value on such Trading Day minus the Daily Combination Settlement Cash Amount for such Trading Day (the remainder, the “Daily Share Value”), divided by (B) the VWAP Price on such Trading Day, divided by (C) the number of Trading Days in the applicable Conversion Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Trading Day, the Daily Combination Settlement Share Amount for such Trading Day shall be deemed to be zero;

provided, however, if the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the sum for each Trading Day during the applicable Conversion Period for such Option of the quotient of the Daily Share Value on such Trading Day divided by the number of Trading Days in such Conversion Period exceeded the Applicable Limit for such Option, the Combination Settlement Cash Amount for such Option shall be reduced by the amount of such excess, and if the amount of such excess is greater than such Combination Settlement Cash Amount, the Combination Settlement Share Amount shall be reduced by a number of Shares equal to the remaining amount of such excess divided by the Applicable Limit Price on the settlement date for the Relevant Convertible Notes relating to such Option.

Dealer shall deliver to Counterparty cash in lieu of any fractional Shares as a result of rounding down to the nearest whole number the product of the Combination Settlement Share Amount multiplied by the number of relevant Exercisable Options, determined based on the VWAP Price of the Shares for the last Trading Day of the applicable Conversion Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum for each Trading Day during the applicable Conversion Period for such Option of (i) the Daily Option Value for such Trading Day, divided by (ii) the number of Trading Days in the applicable Conversion Period.

Daily Option Value:	For any Trading Day, an amount equal to (i) the Option Entitlement on such Trading Day, multiplied by (ii)(x) the VWAP Price on such Trading Day minus (y) the Strike Price on such Trading Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Trading Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any exercised Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the related Relevant Convertible Note upon conversion of such Relevant Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Relevant Convertible Note upon conversion of such Relevant Convertible Note, in each case, pursuant to the terms of the Indenture, multiplied by the Applicable Limit Price on the settlement date for the Relevant Convertible Notes relating to such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page TER.N <equity> (or any successor thereto).

Trading Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed. If the Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

Scheduled Trading Day:	A day that is scheduled to be a Trading Day on the Exchange or, if the Shares is not then listed on the Exchange, the principal other U.S. national or regional securities exchange on which the Shares are listed. If the Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the securities exchange or market referenced in the definition of “Scheduled Trading Day” above to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. New York City time on any Scheduled Trading Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the securities exchange or market referenced in the definition of “Scheduled Trading Day” or otherwise) in the Shares or in any options, contracts or futures contracts relating to the Shares.”

VWAP Price:	On any Trading Day, the per Share volume-weighted average price as displayed on Bloomberg page (or its equivalent successor if such page is not available) “TER <equity> AQR” in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Trading Day, as reasonably determined by the Calculation Agent using a volume-weighted method). For the avoidance of doubt, the VWAP Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

Conversion Period:

For any Option and regardless of the Settlement Method applicable to such Option:

(i) if the related Conversion Date occurs prior to the Free Convertibility Date, the 40 consecutive Trading Days commencing on, and including, the second Trading Day immediately following such Conversion Date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Relevant Convertible Note, the Conversion Period shall be the 60 consecutive Trading Day period commencing on, and including, the third Trading Day immediately following the receipt of such Notice of Exercise;

(ii) if the related Conversion Date occurs on or following the Free Convertibility Date the 40 consecutive Trading Days commencing on, and including, the 42nd (or, if the T+2 Effective Date has occurred by such date, or, by such date, the relevant exchange or other relevant authority has announced that the T+2 Effective Date will occur within the next 39 Trading Days, the 41st) Scheduled Trading Day immediately prior to the “Maturity Date” (as defined in the Indenture); provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Relevant Convertible Note, the Conversion Period shall be the 60 consecutive Trading Days commencing on, and including, the 62nd (or, if the T+2 Effective Date has occurred by such date, or, by such date, the relevant exchange or other relevant authority has announced that the T+2 Effective Date will occur within the next 59 Trading Days, the 61st) Scheduled Trading Day immediately prior to the “Maturity Date” (as defined in the Indenture).

T+2 Effective Date:	The date, if at all, the relevant exchange or authority has adopted a normal settlement cycle of two Business Days for trading in the Shares, and the T+2 Effective Date will be the first date for which trades executed on that date are subject to such new cycle.

Settlement Date:	For any Option, the third Business Day, immediately following the final Trading Day of the applicable Conversion Period for such Option.

Settlement Currency:	USD.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.4 (except that “Settlement Date” shall be as defined above, unless a Settlement Disruption Event prevents delivery of such Shares on that date), 9.1(c), 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions shall be applicable as if “Physical Settlement” applied to the Transaction.

Representation and Agreement:	Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate and/or the nature of the Shares under the Convertible Notes pursuant to the Indenture (other than an increase in the Conversion Rate pursuant to Sections 10.03 or 10.04(h) of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement, payment or other terms of the Transaction, to the extent an analogous adjustment is made under the Indenture. Counterparty agrees that it will notify Dealer prior to the effectiveness of any such adjustment and, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 10.04(m) of the Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine, in good faith and in its commercially reasonable discretion to preserve the economic intent of the parties, the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other terms relevant to the exercise, settlement or payment for the Transaction; provided that the Calculation Agent may limit or alter any such adjustment referenced in this sentence so that the fair value of this Transaction to Dealer is not reduced as a result of such adjustment. Notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Conversion Period but no adjustment was made to any Convertible Note under the Indenture because the relevant “Holder” (as defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 10.04 of the Indenture that would result in an adjustment to the “Conversion Rate” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Conversion Value”

or “Daily Settlement Amount” (each as defined in the Indenture) of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 10.03 or Section 10.04(h) of the Indenture.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, which shall not apply with respect to the Transaction, a “Merger Event” means the occurrence of a “Merger Event” as set forth in Section 10.05 of the Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into or exchanged for more than a single type of consideration (determined based in part upon the form of election of the holders of the Shares), Counterparty shall promptly notify the Calculation Agent in writing of the types and amounts of consideration that holders of Shares have affirmatively elected to receive upon consummation of such Merger Event; provided that in no event shall the date of such notification be later than the date on which such Merger Event is consummated.

Consequences of Merger Events:	Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement, payment or other terms of the Transaction; provided, however, that no such adjustment shall be made in respect of any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 10.03 or Section 10.04(h) of the Indenture; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction is preserved as a result of such adjustment.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that:

(I) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or the announcement or statement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions”, (iii) immediately before the phrase “it has become illegal” in clause (X) thereof, adding the phrase “it will, or there is a substantial likelihood that it will, within the next 10 calendar days, but before the Termination Date of the Transaction become, or”, (iv) by immediately following the word “Transaction”

in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the following proviso to the end of clause (Y) thereof: “provided that such party has used commercially reasonable efforts to avoid such increased cost on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria)”;

(II) Section 12.9b(i) of the Equity Definitions shall be amended by adding the following at the end thereof: “(to the extent an event constitutes a default pursuant to clause (Y) of Section 12.9(a)(ii) of the Equity Definitions and an Increased Cost of Hedging, such event shall be deemed to only constitute an Increased Cost of Hedging)”.

Avoidance Criteria:

“Avoidance Criteria” means, with respect to an action, as determined by the Hedging Party in good faith, that:

(i) such action is legal and complies with all applicable regulations, rules (including by self-regulatory organizations) and policies (including internal policies),

(ii) if such party is to establish one or more alternative Hedge Positions, there is sufficient liquidity in those alternative Hedge Positions available for that Hedging Party to hedge,

(iii) by taking such action, there would not be a material risk that such Hedging Party would incur, any one or more of an increased performance cost or hedging cost, additional tax, duty, expense, fee or penalty or, increased capital charges, or a material operational or administrative burden,

(iv) is known by the party triggering the consequence of the relevant Additional Disruption Event or generally known by market participants,

(v) would not require the Hedging Party to enter into any position or positions that would, either alone or in aggregate, have any impact on any relevant investment quota, position limitation or other similar investment level restriction to which that Hedging Party is subject,

(vi) would not result in the occurrence of any Event of Default, Termination Event, Potential Adjustment Event or Extraordinary Event, or any other event that may trigger either a termination or cancellation of the Transaction or any adjustment to the economic terms of the Transaction,

(vii) would not require the Hedging Party to make to any government or regulatory authority any additional filing or submission or any filing or submission that would result in any change of status or position of that Hedging Party in accordance with any relevant securities laws, rules and regulations and

(viii) would not otherwise have any material adverse consequence for the Hedging Party.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end thereof: “If neither party elects to terminate the Transaction in respect of an Insolvency Filing, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer and the date of the Insolvency Filing was the relevant Tender Offer Date).”

Hedging Disruption:

Applicable; provided that the Hedging Party shall use commercially reasonable efforts to avoid a Hedging Disruption on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria); provided further that:

(I) Section 12.9(a)(v) of the Equity Definitions is hereby modified by (i) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (ii) inserting the following three phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. For the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”, and

(II) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable; provided that the Hedging Party shall use commercially reasonable efforts to avoid an Increased Cost of Hedging on terms reasonably acceptable to the Hedging Party (it being understood that such party need not take any action that does not meet the Avoidance Criteria).

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Hedge Positions:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by inserting the words “or an affiliate thereof” after the words “a party” in the third line.

Determining Party:	Dealer for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3. Mutual Representations, Warranties and Agreements.

In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(d)	Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

4. Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)	the representations and warranties of Counterparty set forth in Section 2 of the Purchase Agreement dated as of the Trade Date among Counterparty, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers party thereto (the “Purchase Agreement”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein;

(b)	Counterparty is not as of the Trade Date or the Premium Payment Date, and shall not be after giving effect to the Transactions, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and on each such date Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(c)	Counterparty shall immediately provide written notice to Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer;

(d)	Counterparty has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Exchange Act and the regulations promulgated thereunder) in connection with the Transaction;

(e)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings;

(f)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(g)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(h)	Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(i)	each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(j)	Counterparty is not, and after giving effect to the Transactions will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k)	Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency;

(l)	(A) Counterparty is acting for its own account, and it is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) Counterparty has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (C) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction), (D) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction, and (E) Counterparty is exercising independent judgment in evaluating the communications (written or oral) of Dealer or any of its affiliates, and (F) Counterparty has total assets of at least USD 50,000,000 as of the date hereof;

(m)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(n)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of, or facilitating a distribution of, the Shares (or any security convertible into or exchangeable for the Shares);

(o)	Counterparty has not entered into any obligation or undertaking that would contractually limit it from effecting Net Share Settlement under this Transaction and it agrees not to enter into any such obligation or undertaking that would contractually limit it from effecting settlement pursuant to the Relevant Settlement Method during the term of this Transaction;

(p)	Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement; provided that any such opinion of counsel may contain customary exemptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

(q)	Counterparty is entering into the Transaction, solely for the purposes stated in the board resolution authorizing the Transaction (a copy of which, and such other certificates as Dealer may reasonably request, Counterparty shall deliver to Dealer on or before the Trade Date) and in its public disclosure, and there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction; and

(r)	to Counterparty’s actual knowledge, no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to Counterparty or the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

5. Other Provisions.

(a)	Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(b)	Additional Termination Event.

(i)	If (A) an Amendment Event occurs or (B) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture occurs or (C) a Repayment Event occurs, an Additional Termination Event shall occur in respect of which (1) Counterparty shall be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (2) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver with respect to (A) any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion settlement dates or conversion conditions), or (B) any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior written consent of Dealer, such consent not to be unreasonably withheld.

“Repayment Event” means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

(c)	Understanding and Acknowledgement. Counterparty understands and acknowledges that notwithstanding any other relationship between Counterparty and Dealer (and Dealer’s affiliates), in connection with this Transaction and any other over-the-counter derivative transaction between Counterparty and Dealer or Dealer’s affiliates, Dealer or its affiliates, as the case may be, is acting as principal and is not a fiduciary or adviser to Counterparty in respect of any such transaction, including any entry into or exercise, amendment, unwind or termination thereof.

(d)

Dividends. If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.06 per Share per quarter. Upon any adjustment to the Dividend Threshold Amount (as defined in the Indenture) for the Convertible Notes pursuant to Section 10.04(d) of the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(e)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Options Equity Percentage as determined on such day is (i) equal to or greater than 8.00% and (ii) greater by 0.5% than the Options Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Options Equity Percentage as of the Trade Date). The “Options Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the product of the Number of Options in aggregate and the Option Entitlement under this Transaction and any other bond hedge transaction between the parties and (B) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(f)	Rule 10b-18.

(i) Except as disclosed to Dealer in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Dealer that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date and the calendar week in which such date occurs (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser” each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Dealer has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction.

(ii) On any day during any Conversion Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(iii) Counterparty agrees that it (A) will not, on any day during any Conversion Period, make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares (a “Public Announcement”); (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that a Public Announcement could result in the occurrence of a Regulatory Disruption, and the parties agree that any such occurrence shall be treated as a Potential Adjustment Event hereunder. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(g)	Regulation M. Counterparty represents and warrants to Dealer that (x) Counterparty (A) was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”), of any securities of Counterparty, other than the distribution of the Convertible Notes and (B) shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b) and 102(b) of Regulation M, until the second Exchange Business Day immediately following the Trade Date, and (y)(A) on any day during any Conversion Period, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the last day in such Conversion Period.

(h)	Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchasers for any reason by the close of business in New York on December 12, 2016 (or such later date as agreed upon by the parties) (December 12, 2016 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(i)	Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction or the Agreement without the prior written consent of Dealer. Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction or the Agreement without the consent of Counterparty to any affiliate of Dealer, or to any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.

If at any time at which (1) the Equity Percentage exceeds 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any relevant state corporate law or state or federal bank holding company or banking laws, or other federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, as determined by Dealer in its reasonable discretion, under Applicable Laws (including, without limitation, “interested stockholder” status under Massachusetts General Laws Chapter 110F) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Shares equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(k) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day. Notwithstanding the foregoing, it shall be further conditions to a transfer or assignment by Dealer without Counterparty’s consent that (x) such transfer or assignment would not result in a deemed exchange by Counterparty of the transferred or assigned portion of the Transaction for a modified transaction that differs materially in kind or extent for U.S. federal income tax purposes and (y) as a result of such transfer or assignment, Counterparty will not be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment.

(j)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the relevant “Nominal Settlement Date”, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Observation Period” (as defined in the Indenture) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Amount” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(k)	No Netting and No Setoff. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l)

Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If Dealer owes Counterparty any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by delivery of Termination Delivery Units (as defined below) unless Counterparty elects for Dealer to satisfy such Payment Obligation by delivery of cash by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares (where “material” shall have the meaning set forth in paragraph 5(r) below); provided that Dealer shall have the right, in its sole discretion and notwithstanding any election by Counterparty to the contrary, to elect to satisfy any such Payment Obligation (x) by delivery of Termination Delivery Units or (y) by delivery of cash in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Where Dealer is required to deliver Termination Delivery Units, Dealer shall deliver to Counterparty a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such Payment Obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default, Additional Disruption Event or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(m)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(n)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and (A) enter into an agreement, substantially similar to underwriting agreements customary for registered secondary offerings of a similar size, in form and substance reasonably satisfactory to Dealer, (B) provide accountant’s “comfort” letters customary in form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into and comply with a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of a similar size, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the closing price on such Exchange Business Days, and in the amounts, requested by Dealer. For the avoidance of doubt, Counterparty is not obligated to purchase Shares under any circumstances unless Counterparty has elected to purchase the Hedge Shares in accordance with clause (iii) of this paragraph 5(n).

(o)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(p)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction except in any U.S. bankruptcy proceedings of Counterparty; provided further that nothing in this paragraph shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(q)

Securities Contract. The parties hereto agree and acknowledge that Dealer is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this

Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(r)	No Material Non-Public Information. On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the day on which Dealer has informed Counterparty in writing that Dealer has completed all purchases of Shares or other transactions to hedge initially its exposure with respect to the Transaction, Counterparty represents and warrants to Dealer that Counterparty is not aware or in possession of any material non-public information concerning Counterparty or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Counterparty.

(s)	Right to Extend. Dealer may postpone any Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Options), if Dealer determines, based on the advice of counsel, that such postponement or extension is reasonably necessary or appropriate to preserve Dealer’s or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer or its affiliate to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer or such affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and/or such affiliate; provided that no such Exercise Date or other date of valuation, payment or delivery may be postponed or extended more than 15 Scheduled Trading Days after the original Exercise Date or other date of valuation, payment or delivery, as the case may be.

(t)	Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Second Method and Loss will apply. The Termination Currency shall be USD. The parties hereto agree that for the Transaction, notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, following the payment of the Premium, if any, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Counterparty would owe to Dealer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be zero.

(u)	Governing Law. This Confirmation and the Agreement, and any claims, causes of action or disputes arising hereunder or thereunder or relating hereto or thereto, shall be governed by the laws of the State of New York (without reference to choice of law doctrine that would lead to the application of the laws of any jurisdiction other than New York).

(v)	Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(w)	Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(x)	Amendments to Equity Definitions. Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(y)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(z)	Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation for U.S. tax purposes and a U.S. person (as that term is defined in Section 7701(a)(30) of the Code).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

(A) Each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B) It is a national banking association organized and existing under the laws of the United States of America, and its federal taxpayer identification number is 94-1687665.

(aa)	Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; and (ii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

(bb)	Additional ISDA Schedule Terms

(i) Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.

(ii) Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii)

agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Transaction.

(iii) Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

6. Account Details:

(a)	Account for payments to Counterparty:

To be provided separately by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided separately by Counterparty.

(b)	Account for payments to Dealer:

Bank of America, N.A.

New York, NY

SWIFT: BOFAUS3N

Bank Routing: 026-009-593

Account Name: Bank of America

Account No. : 0012334-61892

7. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: New York.

8. Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Teradyne, Inc.

600 Riverpark Drive

North Reading, MA 01864

Attention: Michael Callahan

Email: Michael.callahan@teradyne.com

Telephone No.: (978) 370-3546

(b)	Address for notices or communications to Dealer:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attn:     Robert Stewart, Assistant General Counsel

Telephone:         646-855-0711

Facsimile:          646-822-5618

With a copy to:

Bank of America, N.A.

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Attn:     Chris Hutmaker, Managing Director

Telephone:         646-855-8907

Facsimile:          212-326-9882

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker
	Name:	Christopher A. Hutmaker
	Title:	Managing Director

Accepted and confirmed as of the Trade Date:

TERADYNE, INC.

By:	Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	Chief Financial Officer

SCHEDULE A

For purposes of this Transaction, the following terms shall have the following values/meanings:

1.	Strike Price:	USD 31.8368.
2.	Premium:	USD 3,945,690.